Exhibit 99.B(d)(20)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Kleinwort Benson Investors International Ltd.

Dated as of September 20, 2012, as amended September 15, 2015

SEI INSTITUTIONAL INTERNATIONAL TRUST

Emerging Markets Equity Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Kleinwort Benson Investors International Ltd.

Dated as of September 20, 2012, as amended September 15, 2015

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust

Emerging Markets Equity Fund

The fee for the Emerging Markets Equity Fund will be calculated based on the average daily value of the Assets of the Fund managed by the Sub-Adviser aggregated with the average daily value of the assets of such other SEI mutual funds or accounts with similar mandates (i.e., emerging markets) as the Sub-Adviser may now or in the future agree to provide investment advisory/sub-advisory services. For the avoidance of doubt, the term “similar mandates” does not include developed markets or international, non-emerging markets mandates.

The Emerging Markets Equity Fund’s fee will be its pro rata portion of the total fee calculated as set forth below:

[REDACTED]

As of the effective date of this amendment the Emerging Markets Equity funds are as follows:

•      SIIT Emerging Markets Equity Fund;

•      SIT Emerging Markets Equity Fund;

•      Emerging Markets Equity Fund (SEI Canada); and

•      SGMF the SEI Emerging Markets Equity Fund;

Agreed and Accepted:

SEI Investments Management Corporation	Kleinwort Benson Investors International Ltd.

By:	By:

/s/ William T. Lawrence	/s/ Sean Hawkshaw

Name:	Name:

William T. Lawrence	Sean Hawkshaw

Title:	Title:

Vice President	CEO, Director

By:

/s/ Geoff Blake

Name:

Geoff Blake

Title:

Director